Exhibit 99.2

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), dated as of July 1, 2006, by and between PRIMEDIA Inc. (“Company”), and Beverly Chell (“Consultant”).

1.             Services/Term. Consultant will provide management and legal services and strategic and financial advice as requested by Company related to the operations of the Company and to the Company’s exploration of a possible spin-off of part of the Company’s business (the “Spin-off”). Consultant and Company shall reasonably agree on the hours and days Consultant will work, provided, however, that Consultant agrees to make herself reasonably available to assist on the completion of the Spin-off if the Company determines to go forward. This Agreement shall run from July 1, 2006 through December 31, 2006 unless otherwise agreed by the parties.

2.             Consulting Fee. In consideration of the services performed by Consultant hereunder, Company shall pay Consultant a fee of $3,250 per full day worked. Partial days may be grouped together by Consultant in 8-hour increments or invoiced at the hourly rate of $406.25 per hour. Consultant shall submit invoices on a monthly basis. Effective with the commencement of this Agreement, Consultant shall be considered a non-employee Director of the Company for purposes of her service on the Board of Directors and the consulting fees hereunder shall be exclusive of any payments Consultant may receive from the Company as a director or member of any Board of Directors committees

3.             Expenses.              Consistent with its regular approval practices, the Company shall reimburse Consultant for all reasonable and customary business related expenses incurred in the performance of Consultant’s duties.

4.             Termination. Company or Consultant may terminate this Agreement at any time upon 30 days notice. In the event of a termination, Consultant shall be paid for all work performed and expenses incurred through the date of termination.

5.             Independent Contractor. Consultant acknowledges that she is being retained under this Agreement as an independent contractor and not as a joint venturer, agent or employee. Consultant shall be responsible for the payment of all taxes owing in connection with any amounts paid hereunder including, without limitation, federal and state income taxes and social security.

6.             Confidential Information. It is understood that in order for Consultant to perform her duties under this Agreement, it will be necessary for the Company to divulge to Consultant its proprietary information, including, but not limited to, all information and data relating to or concerned with the Company’s business, finances and plans for the future. Consultant agrees that she will not divulge such proprietary information to anyone outside the Company at any time whether or not she remains a consultant of the Company, except as may be required by law or in connection with the Company’s business. Consultant agrees that he will not use the proprietary information of the Company, for any reason, after the expiration of this Agreement.

7.             Works for Hire. Consultant hereby agrees that all creations which are or may become legally protectible, including, without limitation, all designs, ideas, plans, inventions, improvements, writings and other works of authorship, theses, books, computer programs, software, lectures, illustrations, scientific and mathematical models or prints (collectively, the “Works”) in the course of providing consulting services to Company pursuant to the Agreement shall be considered “works made for hire” and shall be the sole and exclusive property of Company. In the event that the Works are not deemed to be works made for hire, then and in such event, by this Agreement, Consultant hereby assigns all right, title and interest in and to the Works to Company. This assignment includes all “moral rights” and to the extent such moral rights cannot be assigned under applicable law, Consultant hereby waives such moral rights.

8.             Governing Law. This Agreement shall be governed and interpreted and enforced in accordance with the laws of the State of New York.

9.             Miscellaneous.

(a)           Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

(b)           This Agreement shall not be assignable by either party except that the Company may assign any of its rights and obligations hereunder to any of its subsidiaries or affiliates, or to any successor in interest to the Company’s business.

(c)           This instrument contains the entire agreement and understanding of the parties hereto. It may not be changed except by an agreement in writing signed by Consultant and the Company.

(d)           If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder of the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

(e)           This Agreement may be signed in any number of counterparts each of which shall be deemed an original.

PRIMEDIA Inc.

By:	/s/ Christopher A. Fraser
Name:	Christopher A. Fraser
Title:	SVP, General Counsel, Secretary

/s/ Beverly Chell
Beverly Chell